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                                                                    Exhibit 12.2


                                 KENNAMETAL INC.
           COMPUTATION OF PRO-FORMA RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                          (IN THOUSANDS, EXCEPT RATIOS)



                                                   NINE MONTHS          YEAR
                                                      ENDED             ENDED
                                                    MARCH 31,          JUNE 30,
                                                   -----------        ---------
                                                      2002              2001
                                                   ----------         ---------
Earnings:

   Pretax Income                                   $  32,244          $  94,686

Add:

   (Income) / loss from equity investees                (498)              (455)

   Fixed charges                                      34,317             58,088

   Amortization of capitalized interest                   13                 13

   Distributed income of equity investees               --                   39
                                                   ---------          ---------

Sub-Total                                          $  66,076          $ 152,371

Less:  Interest capitalized                             --                 --
                                                   ---------          ---------

Earnings                                           $  66,076          $ 152,371
                                                   =========          =========


Fixed Charges:

   Interest expense, net of capitalized
   interest                                        $  28,418          $  50,024

   Capitalized interest                                 --                 --

   Amortization of debt issuance costs                     6                  9

   Portion of rent expense
   representative of interest                          5,893              8,055
                                                   ---------          ---------

Fixed Charges                                      $  34,317          $  58,088
                                                   =========          =========

Ratio of Earnings to Fixed Charges                      1.93               2.62
                                                   =========          =========

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